PULASKI FINANCIAL REPORTS SECOND FISCAL QUARTER RESULTS

•	Otherwise solid financial performance for the quarter was masked by increased credit costs related primarily to one commercial loan relationship

-
Diluted EPS was $0.08 for the second fiscal quarter of 2012 compared with $0.05 for the prior year quarter and $0.23 for the linked quarter, and was $0.30 year to date in 2012 compared with $0.29 in 2011

-	Mortgage revenues increased 124% from the prior year quarter and 12% over the linked quarter on higher realized profit margins and lower origination costs

-
Net interest income increased 3% over the prior year quarter on an improvement in the net interest margin but decreased 2% from the linked quarter on lower net interest margin and average loans receivable balances

-
Net interest margin remained strong, showing a 22 basis point increase over the prior year quarter on lower funding costs, but a 9 basis point decrease from the record high in the linked quarter on a decrease in the average yield on loans receivable

-	Non-interest expense was down 14% from the prior year quarter and 2% from the linked quarter

•	Asset quality continued to improve

-	Non-performing assets declined 5%, representing the fifth consecutive quarterly decline

-	Internal adversely classified assets declined approximately 6%

-	Early stage loan delinquencies (31 to 89 days past due on payments) declined approximately 11%

•	The Bank remained “well capitalized” with estimated Tier 1 leverage and total risk-based capital ratios of 10.22% and 13.96%, respectively and the quarterly common dividend was maintained

ST. LOUIS, April 25, 2012 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today reported net income for the quarter ended March 31, 2012 of $1.4 million, or $0.08 per diluted common share, compared with net income of $3.0 million, or $0.23 per diluted common share, for the quarter ended December 31, 2011 and net income of $1.1 million, or $0.05 per diluted common share, for the March 2011 quarter.  Reducing income available to common shares were dividends and the related discount accretion on the Company’s preferred stock totaling $0.05 per diluted common share in each of the three quarters.   For the six-month periods, the Company reported net income of $4.4 million, or $0.30 per diluted common share, in 2012 compared with net income of $4.2 million, or $0.29 per diluted common share, in 2011.

Gary Douglass, President and Chief Executive Officer commented, “Overall, we were pleased with our second fiscal quarter results.  Our otherwise solid financial performance for the quarter was masked by increased credit costs related primarily to one commercial loan relationship.  We saw a substantial increase in mortgage revenues primarily as the result of our ongoing efforts to improve our gross selling prices and control our origination costs.  The net interest margin, although down from its historically high level in the December 2011 quarter, remained at a very respectable level.  Other operating expenses also remained well controlled.  Equally important, we continued to make good progress on our number one priority, which is asset quality improvement.  Not only did we reduce the level of non-performing assets for the fifth consecutive quarter, we also saw improvement in several potential future predictors of asset quality.  The levels of internal adversely classified assets and early stage loan delinquencies, which we define as loans that are 31 to 89 days past due on their payments, both showed meaningful declines from December 31, 2011.”

Net Interest Income Down from the Linked Quarter on Lower, but Still Strong, Net Interest Margin

Net interest income decreased to $11.8 million for the second quarter of fiscal 2012 compared with $12.1 million for the quarter ended December 31, 2011, but increased from $11.5 million for the same period a year ago.  The decrease from the linked quarter was primarily the result of a decline in the net interest margin combined with shrinkage in the average balance of loans receivable held in portfolio.  The increase from the same period a year ago was primarily due to an increase in the net interest margin.  For the six-month period, net interest income decreased $967,000 to $23.9 million.

The Company experienced slight growth in its commercial loan portfolio during the current year periods.  The average balance of commercial loans grew $6.8 million, or 1%, and $19.6 million, or 3%, during the three and six months ended March 31, 2012, respectively.  Conversely, the lack of market demand for the Company’s adjustable-rate residential mortgage loan products, which are the Company’s primary residential portfolio products, resulted in shrinkage in the residential loan portfolio during the same periods.  The average balance of residential loans decreased $16.9 million, or 4%, and $48.6 million, or 10%, during the three and six months ended March 31, 2012, respectively.

The net interest margin was 3.88% for the three months ended March 31, 2012 compared with a record high of 3.97% for the quarter ended December 31, 2011 and 3.66% for the quarter ended March 31, 2011.  The linked-quarter decrease was primarily the result of a market driven decline in the average yield on loans receivable partially offset by a decline in the average cost of deposits.  The net interest margin was also negatively impacted during the current quarter by the decline in the average balance of residential loans receivable combined with the partial reinvestment of such proceeds into lower yielding overnight deposits at the Federal Reserve Bank.  The increase in the net interest margin from the March 2011 quarter was primarily the result of a decrease in the cost of deposits.

Mortgage Revenues Up from the Linked Quarter on Improved Profit Margins and Lower Origination Costs

Primarily as the result of increased mortgage revenues, non-interest income increased to $3.6 million for the quarter ended March 31, 2012 compared with $3.4 million for the quarter ended December 31, 2011 and $2.7 million for the quarter ended March 31, 2011.  Mortgage revenues were $1.9 million on loan sales of $309 million for the quarter ended March 31, 2012 compared with $1.7 million on loan sales of $329 million for the quarter ended December 31, 2011 and $848,000 on loan sales of $432 million in the March 2011 quarter.

Mortgage loans originated for sale totaled $307 million for the quarter ended March 31, 2012 compared with $371 million for the quarter ended December 31, 2011 and $239 million for the March 2011 quarter.  As a result of the continued low level of market interest rates, the Company again saw strong demand for mortgage refinancings during the March 2012 quarter.  Mortgage refinancings totaled $194 million, or 63% of total loans originated for sale, for the quarter ended March 31, 2012 compared with $242 million, or 65% of total loans originated for sale for the quarter ended December 31, 2011, and $121 million, or 50% of total loans originated for sale, for the March 2011 quarter.

The net profit margin on loans sold was 0.61% for the quarter ended March 31, 2012 compared with 0.51% for the quarter ended December 31, 2011 and 0.20% for the March 2011 quarter.  The linked-quarter increase was primarily the result of improved selling prices realized from the Company’s mortgage loan investors and reduced costs to originate such loans.  The net profit margin for the same quarter last year was abnormally low and was due to the backlog of loans held in the Company’s mortgage warehouse at December 31, 2010 that was created by the near record high level of loan origination volumes experienced during the December 2010 quarter.  The backlog resulted in extended delivery times to the Company’s investors and lower realized selling prices when the loans were sold in the March 2011 quarter.  Mortgage loans held for sale decreased $4.9 million, or 3%, to $150.0 million at March 31, 2012 compared with $154.9 million at December 31, 2011.

Douglass noted, “We saw substantial linked-quarter growth in mortgage revenues as we were again able to capitalize on the continued strong demand for mortgage loan refinancings that was driven by the low level of market interest rates.  This is significant since mortgage loan demand has traditionally experienced significant declines in the Company’s second fiscal quarter due to its seasonal nature.  More importantly, we were able to achieve 12% growth in mortgage revenues in the face of a 6% decline in linked-quarter loan sales volume because of improved selling prices and lower origination costs.  We continue to explore ways to expand our gross sales margins and focus on cost control, and we expect these improvements to continue into future periods.  Finally, the strong loan demand resulted in a quarter-end balance of $150 million in our mortgage loans held for sale, which will give us significant momentum going into our third fiscal quarter of 2012 by generating net interest income while they are held in the warehouse and mortgage revenues when they are delivered to our investors.”

Non-interest Expense Down from the Linked Quarter on Lower Operating Costs

Total non-interest expense was $7.9 million for the quarter ended March 31, 2012 compared with $8.1 million for the linked quarter and $9.2 million for the prior-year quarter.  The linked-quarter decrease was primarily due to lower expense associated with foreclosed properties.  The decrease from the same quarter last year was primarily due to lower levels of FDIC deposit insurance premiums, real estate foreclosure expense and compensation expense.  The decrease in compensation expense was related primarily to reduced staffing levels as management continued to focus on controlling operating expense.  For the six-month period, non-interest expense decreased to $16.1 million in 2012 compared with $17.5 million in 2011.

Asset Quality Continued to Stabilize

Non-performing assets decreased to $66.2 million at March 31, 2012 from $69.9 million at December 31, 2011 primarily as the result of loan charge-offs.  In addition, two other important potential future predictors of asset quality experienced improvement during the quarter.  The level of internal adversely classified assets decreased approximately 6% from December 31, 2011 to March 31, 2012 and total loans that were 31 to 89 days past due on payments decreased approximately 11% during the same period.

Included in non-performing assets at March 31, 2012 were commercial loans to one of the Company’s largest borrowers and related debt totaling $7.2 million that had been included in the Company’s list of internal adversely classified assets in prior quarters.  Because of the borrower’s deteriorating financial condition, the Company recorded a partial charge-off totaling $2.5 million and placed the loans on non-accrual status during the March 2012 quarter.

The provision for loan losses for the three months ended March 31, 2012 was $5.5 million compared with $3.0 million for the quarter ended December 31, 2011 and $3.5 million for the March 2011 quarter.  The higher provision during the March 2012 quarter was primarily the result of the $2.5 million partial charge-off discussed above.  For the six-month periods, the provision for loan losses totaled $8.5 million in 2012 compared with $7.8 million in 2011.

Net charge-offs for the quarter ended March 31, 2012 totaled $13.0 million compared with $2.9 million for the quarter ended December 31, 2011 and $4.1 million for the March 2011 quarter.  The increased level of net charge-offs in the March 2012 quarter was primarily the result of the Company’s required change from the Office of Thrift Supervision’s (“OTS”) Thrift Financial Reports to the Office of the Comptroller of Currency’s (“OCC”) Call Reports effective March 31, 2012, and to a lesser extent, the $2.5 million commercial loan charge-off discussed above.  As permitted by the OTS and generally accepted accounting principles, the Company had previously used specific loan loss reserves to recognize impairment charges on collateral-dependent loans under certain circumstances.  The OCC requires such impairment charges to be recognized through loan charge-offs.  The Company modified its loan charge-off policy to comply with the OCC’s guidance and, accordingly, recorded $5.9 million of charge-offs during the March 2012 quarter for loans that it had established specific reserves in previous periods.  Because these losses had been recognized in previous periods, this change in accounting policy had no impact on the Company’s provision for loan losses or capital position in the quarter ended March 31, 2012.

Conclusion / Outlook

Douglass stated, “The strong residential mortgage loan demand we experienced in the second fiscal quarter created good momentum that should enable us to achieve solid earnings performance again in our third fiscal quarter provided we do not see an unexpected upward spike in market interest rates.  We also expect to see credit costs return to a level more in line with the past few quarters.  For the full fiscal year of 2012, we continue to expect meaningful year-over-year earnings improvement compared with fiscal 2011.”

Douglass continued, “Our priorities and focus for the balance of fiscal 2012 continue to be asset quality improvement and revenue expansion from growth in commercial and industrial and owner-occupied commercial real estate lending, and additional residential mortgage loan production and sales gained by capturing additional market share.  Finally, we will continue to concentrate on controlling both funding costs and operating expenses.”

Conference Call Tomorrow

Pulaski Financial’s management will discuss second quarter results and other developments tomorrow, April 26, 2012, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at:  http://pulaskibankstl.com/corporate-profile.aspx.  Participants in the conference call may dial 877-473-3757, conference ID 72919716, a few minutes before the start time. The call also will be available for replay through May 10, 2012 at 800-585-8367 or 404-537-3406, conference ID 72919716.

About Pulaski Financial

Pulaski Financial Corp., operating in its 90th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas and Wichita, Kansas. The bank offers a full line of quality retail and commercial banking products through 13 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through six loan production offices in the St. Louis and Kansas City metropolitan areas and Wichita, Kansas.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2011 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Interest income	$14,011	$14,624	$14,818
Interest expense	2,190	2,509	3,332

Net interest income	11,821	12,115	11,486
Provision for loan losses	5,500	3,000	3,500

Net interest income after provision for loan losses	6,321	9,115	7,986

Retail banking fees	978	1,001	944
Mortgage revenues	1,897	1,687	848
Investment brokerage revenues	397	374	602
Other	283	353	297
Total non-interest income	3,555	3,415	2,691

Compensation expense	3,781	3,743	4,080
Occupancy, equipment and data processing expense	2,329	2,181	2,234
Advertising	105	108	137
Professional services	403	426	446
Real estate foreclosure losses and expenses, net	388	745	727
FDIC deposit insurance premiums	441	441	854
Other	495	487	730
Total non-interest expense	7,942	8,131	9,208

Income before income taxes	1,934	4,399	1,469
Income tax expense	565	1,357	402
Net income after tax	1,369	3,042	1,067
Preferred stock dividends	518	517	517
Earnings available for common shares	$851	$2,525	$550

Annualized Performance Ratios
Return on average assets	0.42%	0.93%	0.32%
Return on average common equity	3.67%	11.08%	2.50%
Interest rate spread	3.74%	3.80%	3.51%
Net interest margin	3.88%	3.97%	3.66%

SHARE DATA
Weighted average shares outstanding - basic	10,659,123	10,605,620	10,532,730
Weighted average shares outstanding - diluted	11,132,612	11,004,706	10,986,206
Basic earnings per common share	$0.08	$0.24	$0.05
Diluted earnings per common share	$0.08	$0.23	$0.05
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME, Continued
(Unaudited)

	(Dollars in thousands except per share data)

	Six Months Ended March 31,
	2012	2011
Interest income	$28,634	$31,942
Interest expense	4,699	7,040

Net interest income	23,935	24,902
Provision for loan losses	8,500	7,800

Net interest income after provision for loan losses	15,435	17,102

Retail banking fees	1,980	1,970
Mortgage revenues	3,583	2,695
Investment brokerage revenues	771	1,048
Other	636	626
Total non-interest income	6,970	6,339

Compensation expense	7,524	7,482
Occupancy, equipment and data processing expense	4,510	4,307
Advertising	213	237
Professional services	829	891
Real estate foreclosure losses and expenses, net	1,133	1,812
FDIC deposit insurance premiums	882	1,477
Other	982	1,303
Total non-interest expense	16,073	17,509

Income before income taxes	6,332	5,932
Income tax expense	1,921	1,748
Net income after tax	4,411	4,184
Preferred stock dividends	1,035	1,032
Earning available for common shares	$3,376	$3,152

Annualized Performance Ratios
Return on average assets	0.68%	0.59%
Return on average common equity	7.33%	7.12%
Interest rate spread	3.76%	3.56%
Net interest margin	3.92%	3.72%

SHARE DATA
Weighted average shares outstanding - basic	10,632,225	10,519,803
Weighted average shares outstanding - diluted	11,069,306	10,967,170
Basic earnings per common share	$0.32	$0.30
Diluted earnings per common share	$0.30	$0.29
Dividends per common share	$0.190	$0.190

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)

	March 31,	December 31,	September 30,
	2012	2011	2011
Total assets	$1,317,287	$1,332,081	$1,309,209
Loans receivable, net	998,390	1,014,000	1,021,273
Allowance for loan losses	18,254	25,790	25,714
Mortgage loans held for sale, net	149,978	154,876	100,719
Investment securities	10,932	10,950	14,457
FHLB stock	3,940	4,519	3,100
Mortgage-backed & related securities	7,004	8,364	9,986
Cash and cash equivalents	46,121	41,652	57,071
Deposits	1,110,824	1,126,631	1,122,525
FHLB advances	49,000	49,000	29,000
Subordinated debentures	19,589	19,589	19,589
Stockholders' equity - preferred	31,749	31,638	31,527
Stockholders' equity - common	90,900	90,585	88,643
Book value per common share	$8.05	$8.03	$8.07
Tangible book value per share	$7.70	$7.68	$7.70

	March 31,	December 31,	September 30,
	2012	2011	2011
LOANS RECEIVABLE
Single-family residential:
Residential first mortgage	$224,476	$235,967	$242,091
Residential second mortgage	45,376	49,467	51,535
Home equity lines of credit	158,896	167,447	176,324
Commercial:
Commercial and multi-family real estate	326,731	316,783	316,210
Land acquisition and development	49,975	52,531	51,497
Real estate construction and development	17,102	23,520	22,331
Commercial and industrial	189,194	188,776	180,821
Consumer and installment	2,221	2,714	3,118
	1,013,971	1,037,205	1,043,927
Add (less):
Deferred loan costs	3,254	3,496	3,626
Loans in process	(581)	(911)	(566)
Allowance for loan losses	(18,254)	(25,790)	(25,714)
	(15,581)	(23,205)	(22,654)
Total	$998,390	$1,014,000	$1,021,273

Weighted average rate at end of period	5.12%	5.17%	5.30%

	March 31, 2012		December 31, 2011		September 30, 2011
		Weighted Average		Weighted Average		Weighted Average
		Interest		Interest		Interest
DEPOSITS	Balance	Rate	Balance	Rate	Balance	Rate
Demand Deposit Accounts:	(Dollars in thousands)
Non-interest-bearing checking	$156,019	0.00%	$150,028	0.00%	$150,431	0.00%
Interest-bearing checking	305,535	0.20%	341,608	0.25%	328,275	0.28%
Passbook savings accounts	37,089	0.14%	36,307	0.14%	35,714	0.14%
Money market	178,355	0.24%	185,220	0.33%	183,873	0.33%
Total demand deposit accounts	676,998	0.16%	713,163	0.21%	698,293	0.22%

Certificates of Deposit:
Retail	343,693	1.29%	340,238	1.39%	344,770	1.61%
CDARS	90,133	0.33%	73,230	0.36%	71,026	0.42%
Brokered	-	-	-	-	8,436	5.23%
Total certificates of deposit	433,826	1.09%	413,468	1.21%	424,232	1.48%
Total deposits	$1,110,824	0.52%	$1,126,631	0.58%	$1,122,525	0.70%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

	(In thousands)

	March 31,	December 31,		September 30,
NONPERFORMING ASSETS	2012	2011		2011
Non-accrual loans:
Residential real estate first mortgages	$ 5,216	$ 7,599		$ 5,871
Residential real estate second mortgages	532	1,251		1,177
Home equity	1,735	2,774		4,084
Commercial and multi-family	7,866	4,990		2,375
Land acquisition and development	229	475		229
Real estate-construction and development	482	583		854
Commercial and industrial	4,388	609		210
Consumer and other	96	335		240
Total non-accrual loans	20,544	18,616		15,040

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	11,585	13,140		14,911
Residential real estate second mortgages	1,348	962		1,861
Home equity	565	434		1,248
Commercial and multi-family	3,510	2,565		4,359
Real estate-construction and development	853	1,226		1,538
Commercial and industrial	533	443		560
Consumer and other	80	-		-
Total current restructured loans	18,474	18,770		24,477
Past due greater than 30 days under restructured terms:
Residential real estate first mortgages	6,989	11,979		9,372
Residential real estate second mortgages	176	757		452
Home equity	576	1,195		999
Commercial and multi-family	2,167	2,194		2,226
Land acquisition and development	104	120		121
Real estate-construction and development	24	51		51
Commercial and industrial	152	317		417
Consumer and other	-	-		226
Total past due restructured loans	10,188	16,613	#	13,864
Total restructured loans	28,662	35,383		38,341
Total non-performing loans	49,206	53,999		53,381
Real estate acquired in settlement of loans:
Residential real estate	2,828	1,526		3,037
Commercial real estate	14,207	14,340		15,681
Total real estate acquired in settlement of loans	17,035	15,866		18,718
Total non-performing assets	$ 66,241	$ 69,865		$ 72,099

(1) Troubled debt restructured includes non-accrual loans totaling $28.7 million, $35.4 million and $38.3 million at March 31, 2012, December 31, 2011 and September 30, 2011, respectively.  These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
ALLOWANCE FOR LOAN LOSSES	2012	2011	2012	2011
Allowance for loan losses, beginning of period	$25,790	$27,275	$25,714	$26,976
Provision charged to expense	5,500	3,500	8,500	7,800
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(4,344)	(1,492)	(5,042)	(1,658)
Residential real estate second mortgages	(1,283)	(362)	(1,408)	(665)
Home equity	(2,457)	(1,158)	(3,757)	(1,679)
Commercial and multi-family	(2,762)	(15)	(3,551)	(736)
Land acquisition & development	(262)	(796)	(255)	(2,913)
Real estate-construction and development	(241)	(50)	(241)	(50)
Commercial and industrial	(1,227)	(216)	(1,221)	(357)
Consumer and other	(460)	(23)	(485)	(55)
Total loans charged off, net	(13,036)	(4,112)	(15,960)	(8,113)
Allowance for loan losses, end of period	$18,254	$26,663	$18,254	$26,663

	March 31,	December 31,	September 30,
ASSET QUALITY RATIOS	2012	2011	2011
Nonperforming loans as a percent of total loans	4.85%	5.21%	5.11%
Nonperforming loans excluding current troubled debt
restructurings as a percent of total loans	3.03%	3.40%	2.77%
Nonperforming assets as a percent of total assets	5.03%	5.24%	5.51%
Nonperforming assets excluding current troubled debt
restructurings as a percent of total assets	3.63%	3.84%	3.64%
Allowance for loan losses as a percent of total loans	1.80%	2.49%	2.46%
Allowance for loan losses as a percent
of nonperforming loans	37.10%	47.76%	48.17%
Allowance for loan losses as a percent of
nonperforming loans excluding current troubled debt
restructurings and related allowance for loan losses	57.59%	72.02%	84.50%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)

	Three Months Ended
	March 31, 2012			March 31, 2011
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
Interest-earning assets:	Balance	Dividends	Cost	Balance	Dividends	Cost
Loans receivable	$1,030,081	$12,649	4.91%	$1,066,195	$13,513	5.07%
Mortgage loans held for sale	138,654	1,277	3.68%	108,632	1,135	4.18%
Other interest-earning assets	50,754	85	0.67%	81,194	170	0.84%
Total interest-earning assets	1,219,489	14,011	4.60%	1,256,021	14,818	4.72%
Noninterest-earning assets	84,438			91,847
Total assets	$1,303,927			$1,347,868

Interest-bearing liabilities:
Deposits	$965,174	$1,824	0.76%	$1,034,768	$2,973	1.15%
Borrowed money	49,935	366	2.93%	63,187	359	2.27%
Total interest-bearing liabilities	1,015,109	2,190	0.86%	1,097,955	3,332	1.21%
Noninterest-bearing deposits	150,662			118,412
Noninterest-bearing liabilities	13,723			12,099
Stockholders' equity	124,433			119,402
Total liabilities and stockholders' equity	$1,303,927			$1,347,868
Net interest income		$11,821			$11,486
Interest rate spread			3.74%			3.51%
Net interest margin			3.88%			3.66%

	(Dollars in thousands)

	Six Months Ended
	March 31, 2012			March 31, 2011
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
Interest-earning assets:	Balance	Dividends	Cost	Balance	Dividends	Cost
Loans receivable	$1,035,594	$25,850	4.99%	$1,065,161	$27,098	5.09%
Mortgage loans held for sale	138,676	2,588	3.73%	208,352	4,364	4.19%
Other interest-earning assets	46,685	196	0.84%	65,249	480	1.47%
Total interest-earning assets	1,220,955	28,634	4.69%	1,338,762	31,942	4.77%
Noninterest-earning assets	85,870			88,418
Total assets	$1,306,825			$1,427,180

Interest-bearing liabilities:
Deposits	$963,554	$3,969	0.82%	$1,008,418	$6,170	1.22%
Borrowed money	51,179	730	2.85%	153,721	870	1.13%
Total interest-bearing liabilities	1,014,733	4,699	0.93%	1,162,139	7,040	1.21%
Noninterest-bearing deposits	153,789			129,998
Noninterest-bearing liabilities	14,602			15,351
Stockholders' equity	123,701			119,692
Total liabilities and stockholders' equity	$1,306,825			$1,427,180
Net interest income		$23,935			$24,902
Interest rate spread			3.76%			3.56%
Net interest margin			3.92%			3.72%

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 317-5046